As filed with the Securities and Exchange Commission on June 2, 2021
Registration No. 333-207254
Registration No. 333-212914
Registration No. 333-219435
Registration No. 333-226309
Registration No. 333-232836
Registration No. 333-240221
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALPHABET INC.
(Exact name of Registrant as specified in its charter)

Delaware	61-1767919
(State of Incorporation)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway Mountain View, CA 94043 (650) 253-0000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Alphabet Inc. Amended and Restated 2012 Stock Plan
Alphabet Inc. 2021 Stock Plan
(Full Title of the Plan)

Sundar Pichai
Chief Executive Officer
Alphabet Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
(650) 253-0000
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jeffrey D. Karpf, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Kent Walker, Esq. Kathryn W. Hall, Esq. Alphabet Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 (650) 253-0000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statements on Form S-8 filed by Alphabet Inc., a Delaware corporation (the “Registrant”) to register shares of its Class C capital stock, par value $0.001 per share (the “Class C Capital Stock”), issuable to eligible employees, consultants, contractors, and directors of the Registrant and its affiliates under the Registrant’s Amended and Restated 2012 Stock Plan (the “2012 Plan”) on October 2, 2015 (File No. 333-207254), August 4, 2016 (File No. 333-212914), July 25, 2017 (File No. 333-219435), July 24, 2018 (File No. 333-226309), July 26, 2019 (File No. 333-232836) and July 31, 2020 (File No. 333-240221) (collectively, the “Prior Registration Statements”).
On June 2, 2021, the Registrant’s stockholders approved Alphabet Inc. 2021 Stock Plan (the “2021 Plan”). The maximum number of shares of Class C Capital Stock authorized for issuance under the 2021 Plan shall not exceed 60,010,002 shares in the aggregate including (i) 3,500,000 shares of Class C Capital Stock (the “New Shares”), and (ii) 56,510,002 shares of Class C Capital Stock consisting of (A) the number of shares available for future issuance under the 2012 Plan as of April 14, 2021, the date the Registrant’s Board of Directors approved the 2021 Plan, and (B) the number of unvested shares granted and outstanding under the Plan as of April 14, 2021 that may expire, be forfeited, canceled, or otherwise terminated without issuance, or are settled in cash, or tendered (either actually or through attestation) to the Registrant in payment of any obligation in connection with an award (the shares described in (ii) are collectively referred to as the “Carryover Shares”). Outstanding awards granted under the 2012 Plan will continue to be governed by the terms of the 2012 Plan, but no new awards will be granted under the Plan after June 2, 2021 (the “Effective Date”).
The Registrant is filing this Post-Effective Amendment in accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43 issued by the staff of the Securities and Exchange Commission (the "Commission") to amend the Prior Registration Statements to register the offer of the Carryover Shares under the 2021 Plan (as such shares would no longer be issuable under the 2012 Plan). No additional securities are being registered by this Post-Effective Amendment. The Registrant is concurrently filing a separate registration statement on Form S-8 to register the New Shares for offer or sale pursuant to the 2021 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The rules of the Commission allow us to incorporate by reference information into this Post-Effective Amendment. The information incorporated by reference is considered to be a part of this Post-Effective Amendment, and information that we file later with the Commission will automatically update and supersede this information. This Post-Effective Amendment incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):
(a)Alphabet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), as filed with the Commission on February 3, 2021;

(b)All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report;

(c)The description of the Registrant’s Class C Capital Stock contained in Exhibit 4.14 to Alphabet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Commission on February 4, 2020.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
None.

Item 6.	Indemnification of Directors and Officers
As of the date of this filing, Section 145 of the Delaware General Corporation Law (“DGCL”), as amended, provides in regard to indemnification of officers and directors as follows:
145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.
(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c) (1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission after December 1, 2020, references to “officer” for purposes of this paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to services by delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2) The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.
(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination:
(1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or
(2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or
(3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or
(4) By the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees). As of the date of this filing, Section 102(b)(7) of the DGCL provides in regard to the elimination of personal liability of directors as follows:

(l) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:
(m) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. An amendment, repeal or elimination of such a provision shall not affect its application with respect to an act or omission by a director occurring before such amendment, repeal or elimination unless the provision provides otherwise at the time of such act or omission. All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.
As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.
    In addition, as permitted by Section 145 of the DGCL, the Amended and Restated Bylaws of the Registrant (the “Bylaws”) provide that:
•The Registrant will indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
•The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.
•The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer will undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
•The Registrant will not be obligated pursuant to the Bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.
•The rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.
•The Registrant may not retroactively amend or repeal the Bylaw or Certificate of Incorporation provisions to reduce its indemnification obligations to directors, officers, employees and agents.
The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and that allow for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption From Registration Claimed
Not Applicable.

Item 8.	Exhibits
The Index of Exhibits filed herewith and appearing immediately after the signature page to this Post-Effective Amendment is incorporated by reference in this Item 8.

Item 9.	Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.
(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 8. Exhibits.

Exhibit Number	Description

3.01
Amended and Restated Certificate of Incorporation of Alphabet Inc., dated October 2, 2015 (incorporated by reference to Exhibit 3.1 filed with Registrant’s Current Report on Form 8-K12B (File No. 001-37580), as filed with the SEC on October 2, 2015)‡

3.02
Amended and Restated Bylaws of Alphabet Inc. dated October 21, 2020 (incorporated by reference to Exhibit 3.02 filed with Registrant’s Current Report on Form 8-K/A (File No. 001-37580), as filed with the SEC on October 27, 2020)‡

4.01	Alphabet Inc. 2021 Stock Plan (incorporated by reference to Appendix A filed with the Registrant’s Proxy Statement (File No. 001-37580), as filed with the SEC on April 23, 2021)‡

4.01.1
Alphabet Inc. Amended and Restated 2012 Stock Plan (incorporated by reference to Exhibit 10.01 filed with the Registrant’s Current Report on Form 8-K (File No. 001-37580), as filed with the SEC on June 5, 2020)‡

4.01.2
Alphabet Inc. 2012 Stock Plan – Form of Alphabet Inc. Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.06.1 filed with the Registrant’s Annual Report on Form 10-K (File No. 001-37580), as filed with the SEC on February 3, 2021)‡

5.01	Opinion of Cleary Gottlieb Steen & Hamilton LLP*

23.01	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.02	Consent of Cleary Gottlieb Steen & Hamilton LLP (filed as part of Exhibit 5.01)*

24.01	Power of Attorney (included as part of the signature page of the Registration Statement)*
* Filed herewith ‡ Incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on June 2, 2021.

ALPHABET INC.

By:	/S/ SUNDAR PICHAI
Sundar Pichai

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sundar Pichai, Ruth M. Porat, Kent Walker, and Kathryn W. Hall, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to the Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ SUNDAR PICHAI	Chief Executive Officer and Director	June 2, 2021
Sundar Pichai	(Principal Executive Officer)

/S/ RUTH M. PORAT	Senior Vice President and Chief Financial Officer	June 2, 2021
Ruth M. Porat	(Principal Financial Officer)

/S/ AMIE THUENER O’TOOLE	Vice President, Chief Accounting Officer	June 2, 2021
Amie Thuener O’Toole	(Principal Accounting Officer)

/S/ LARRY PAGE	Co-Founder and Director	June 2, 2021
Larry Page

Co-Founder and Director
Sergey Brin

/S/ FRANCES H. ARNOLD	Director	June 2, 2021
Frances H. Arnold

/S/ L. JOHN DOERR	Director	June 2, 2021
L. John Doerr

/S/ ROGER W. FERGUSON, JR.	Director	June 2, 2021
Roger W. Ferguson, Jr.

/S/ JOHN L. HENNESSY	Chair of the Board and Director	June 2, 2021
John L. Hennessy

/S/ ANN MATHER	Director	June 2, 2021
Ann Mather

/S/ ALAN R. MULALLY	Director	June 2, 2021
Alan R. Mulally

/S/ K. RAM SHRIRAM	Director	June 2, 2021
K. Ram Shriram

/S/ ROBIN L. WASHINGTON	Director	June 2, 2021
Robin L. Washington